Mr. Philip W. Norwood
Faison Enterprises, Inc.
1900 INterstate Tower
121 West Trade Street
Charlotte, NC 28202


Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549


RE:  Form 4 Signature Authority


Dear Sir or Madam:

This letter is submitted as an Attachment to Form 4. I hereby authorize and designate the below to file Form 4 on my behalf until such time that a written confirmation is submitted to the Commission removing such authority.

Leslie B.C. Wolfgang
Vice President, Director of External Reporting and Corporate Secretary
Mid-America Apartment Communities, Inc.

Simon R.C. Wadsworth
Executive Vice President and Chief Financial Officer
Mid-America Apartment Communities, Inc.

Kathy Rajadurai
Financial Associate
Mid-America Apartment Communities, Inc.



Sincerely,


/s/Philip W. Norwood